Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers

Vice President, Finance

(513) 874-8741

PIERRE FOODS, INC. REPORTS RESULTS FOR THE THIRD QUARTER AND THE YEAR-TO-DATE PERIOD ENDED DECEMBER 2, 2006

Cincinnati, Ohio, January 10, 2007 ... Pierre Foods, Inc. (the “Company” or “Pierre”), a leading manufacturer and marketer of high-quality, differentiated processed food solutions, today reported for its third quarter ended December 2, 2006 (“Third Quarter Fiscal 2007”) net revenues of $127.1 million versus $115.5 million for its third quarter ended December 3, 2005 (“Third Quarter Fiscal 2006”), an increase of 10.1%.  For the year-to-date period ended December 2, 2006 (“Fiscal 2007”), net revenues were $331.8 million versus $322.4 million for the year-to-date period ended December 3, 2005 (“Fiscal 2006”), an increase of 2.9%.  The increase during Third Quarter Fiscal 2007 and Fiscal 2007 is primarily due to growth in most of the Company’s end-market segments and increased net revenues related to the Company’s acquisition of Clovervale, offset by decreased sales to two large National Accounts restaurant chain customers and decreased net revenues due to a net reduction in sales prices primarily due to declining commodity protein pricing attributable to market-related pricinig contracts with these two customers.

Pierre is a leading manufacturer and marketer of high-quality, differentiated food solutions, focusing on pre-cooked protein products and hand-held convenience sandwiches.  Headquartered in Cincinnati, Ohio, Pierre markets its products under a number of brand names, such as Pierre™, Zartic®, Z-Bird®, Circle Z®, Jim’s Country Mill Sausage®, Clovervale Farms®, Chef’s Pantry®, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready® and Big AZ®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, and Nathan’s Famous®.  The financial information included throughout this press release for both the Third Quarter Fiscal 2007 and Fiscal 2007 includes the financial results of Clovervale, which was acquired by Pierre on August 21, 2006.  However, the financial results for all periods presented exclude Zartic, which was acquired by Pierre on December 11, 2006 (as disclosed in the Company’s Report on Form 8-K filed with the SEC on December 15, 2006).

Third Quarter Fiscal 2007 Compared to Third Quarter Fiscal 2006

The Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $17.4 million for both Third Quarter Fiscal 2007 and Third Quarter Fiscal 2006.  In addition, the Company reported net income of $2.8 million during Third Quarter Fiscal 2007 compared with net income of $2.6 million during Third Quarter Fiscal 2006.  Items contributing to the increase in net income include, but are not limited to:

•                  Increased net revenues as a result of increased sales volume and mix (approximately $17.3 million), primarily due to an increase in volume across most of the Company’s end markets and an increase in volume related to the Company’s acquisition of Clovervale, offset by decreased sales volume to two large National Account restaurant chain customers (approximately $4.8 million) and a decrease in revenues due to lower net sales prices (approximately $0.8 million) primarily as a result of declining commodity protein pricing attributable to market-related pricing contracts with these two large customers.

•                  Decreased amortization expense (approximately $0.7 million), primarily due to the accelerated amortization method used for certain intangible assets.

•                  Decreased income tax expense as a result of less pre-tax income and a decrease in the effective tax rate.

These factors contributing to the increase in net income were partially offset by:

•                  Increased cost of goods sold (approximately $10.2 million) as a result of increased sales volumes and a change in mix to higher cost products, partially reduced by decreased raw material protein costs (approximately $4.4 million).

•                  Increased selling expenses (approximately $2.5 million) incurred primarily as a result of increased demonstration expenses related to growth in the Warehouse Club selling channel, in addition to an increase in incentive compensation and a shift in sales mix to customers with higher burden rates for sales and marketing expenses.

•                  Increased freight (approximately $1.0 million) due to increased sales volume.

•                  Increased storage expense (approximately $0.8 million) due to increased replenishment costs and build of inventories associated with the Company’s acquisition of Clovervale.

•                  Increased administrative expense (approximately $0.5 million) primarily as a result of an increase in incentive compensation recorded by the Company.

•                  Increased interest expense and other income (approximately $0.6 million) primarily as a result of increased average borrowing on the Company’s term loan, due to debt incurred in conjunction with the Company’s acquisition of Clovervale, and the increase in average in borrowings under the Company’s revolving credit facility.

•                  Increased depreciation expense (approximately $0.4 million) primarily due to the additional property, plant, and equipment being depreciated as a result of the Company’s acquisition of Clovervale.

Fiscal 2007 Compared to Fiscal 2006

The Company’s EBITDA increased to $43.5 million for Fiscal 2007 from $39.0 million for Fiscal 2006, an increase of 11.5%.  In addition, the Company reported net income of $3.6 million during Fiscal 2007 compared with net income of $0.4 million during Fiscal 2006.   Items contributing to the increase in net income include, but are not limited to:

•                  Increased net revenues as a result of increased sales volume and mix (approximately $30.4 million), primarily due to an increase in volume across most of the Company’s end markets and an increase in volume related to the Company’s acquisition of Clovervale, offset by decreased sales volume to two large National Account restaurant chain customers (approximately $16.4 million) and a decrease in revenues due to lower net sales prices (approximately $4.6 million) primarily as a result of declining commodity protein pricing attributable to market-related pricing contracts with these two large customers.

•                  Decreased cost of goods sold as a result of decreased raw material protein costs (approximately $15.0 million), partially offset by the increased costs due to increased sales volumes and mix change (approximately $8.7 million) and increased overhead costs (approximately $3.7 million).

•                  Decreased amortization expense (approximately $2.3 million), primarily due to the accelerated amortization method used for certain intangible assets.

These factors contributing to the increase in net income were partially offset by:

•                  Increased selling expenses (approximately $3.6 million) incurred primarily as a result of increased demonstration expenses related to growth in the Warehouse Club selling channel and a shift in sales mix to customers with higher burden rates for sales and marketing expenses.

•                  Increased freight (approximately $2.2 million) due to higher fuel surcharges, a change in sales mix to delivered customers versus customers who pick up at the Company’s facilities, and increased sales volume.

•                  Increased storage expense (approximately $1.8 million) as a result of increased inventories built to maintain customer service levels for customer requirements and product line expansion, increased replenishment costs, build of inventories associated with the Company’s acquisition of Clovervale, and increased storage rates paid by the Company.

•                  Increased interest expense and other income (approximately $0.7 million) primarily as a result of increased average borrowing on the Company’s term loan, due to debt incurred in conjunction with the Company’s acquisition of Clovervale, and the increase in average in borrowings under the Company’s revolving credit facility.

•                  Increased depreciation expense (approximately $0.2 million) primarily due to the additional property, plant, and equipment being depreciated as a result of the Company’s acquisition of Clovervale.

•                  A provision for income taxes recorded during Fiscal 2007 (approximately $1.7 million) compared to a tax benefit (approximately $1.0 million) in the prior year comparable period.

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding EBITDA, a non-GAAP financial measure.  EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measures of liquidity.  EBITDA is included in this press release because it is the basis upon which the Company’s management assesses financial performance.  While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  A reconciliation of net income to EBITDA is included in this release.

Raw Materials Update

The primary materials used in the Company’s food processing operations include boneless beef, pork, chicken, flour, yeast, seasonings, cheese, breading, soy proteins, and packaging supplies.  Meat proteins are generally purchased under 7-day payment terms.  Historically, the Company has not hedged in the futures markets, and over time, raw material costs have fluctuated with movement in the relevant commodity markets.  Additionally, the Company has contracts with formulaic pricing that allow the Company to immediately pass along commodity price variances.  Approximately 34.1% of total sales for Third Quarter Fiscal 2007 were protected from commodity exposure, of which 25.7% were attributable to market-related pricing contracts, while the other 8.4% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.  For Fiscal 2007, approximately 34.6% of total sales were protected from commodity exposure, of which 28.6% were attributable to market-related pricing contracts, while the other 6.0% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.

The following table represents the (increases)/decreases in the weighted average prices the Company paid for beef, pork, chicken, and cheese, excluding formulation mix and contracts with formulaic pricing, during Third Quarter Fiscal 2007 compared to Third Quarter Fiscal 2006 and Fiscal 2007 compared to Fiscal 2006.

	(Increase)/Decrease
	Third Quarter
	Fiscal 2007	Decrease
	Compared to	Fiscal 2007
	Third Quarter	Compared to
	Fiscal 2006	Fiscal 2006
Beef	(1.1%)	5.5%
Pork	(5.3%)	3.1%
Chicken	12.2%	18.1%
Cheese	10.6%	14.2%
Aggregate	3.1%	9.4%

Discussion of Results

As previously announced, Pierre Foods, Inc. will hold a quarterly conference call to discuss its third quarter and year-to-date period ended December 2, 2006 results on Thursday, January 11, 2007 at 9:00 a.m. ET.  This conference call will be available via webcast on the Company’s website at www.pierrefoods.com or by direct dial at (800) 819-9193.  It will be recorded and available for playback beginning at noon ET on Thursday, January 11, 2007 through midnight on Sunday, January 14, 2007 by dialing (888) 203-1112 or (719) 457-0820. The replay passcode is 5664948.  An archived version will be available on the Company’s website in the Investor Relations section.

Note on Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements.  These statements reflect the Company’s expectations at the time this release was issued and are not guarantees of future performance but instead involve various risks and uncertainties.  Actual events and results may differ materially from those described in the forward-looking statements.  Among the factors that could cause material differences are the ability of the Company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, pork, chicken, and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants, and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports. The Company undertakes no obligation to update or revise any forward-looking statement.

The Company continuously evaluates contingencies based upon the best available information.  The Company believes it has recorded appropriate liabilities to the extent necessary in cases where the outcome of such liabilities is considered probable and reasonably estimable, and that its assessment of contingencies is reasonable.  To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited accordingly.

As part of its ongoing operations in the food manufacturing industry, the Company is subject to extensive federal, state, and local regulations and its food processing facilities and food products are subject to frequent inspection, audits, and inquiries by the USDA, the Food and Drug Administration, and various local health and agricultural agencies and by federal, state and local agencies responsible for the enforcement of environmental laws and regulations.  The Company is also involved in various legal actions arising in the normal course of business.  These matters are continuously being evaluated and, in some cases, are being contested by the Company and the outcome is not predictable. Consequently, an estimate of the possible loss or range of loss associated with these actions cannot be made.  Although occasional adverse outcomes (or settlements) may occur and could possibly have an adverse effect on the results of operations in any one accounting period, the Company believes that the final disposition of such matters will not have a material adverse affect on the Company’s consolidated financial position.

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands)

	Third Quarter	Third Quarter
	Fiscal 2007	Fiscal 2006	Fiscal 2007	Fiscal 2006
Sales	$127,137	$115,453	$331,806	$322,368
Cost of goods sold	(87,874)	(81,101)	(230,613)	(233,233)
Selling, general, and administrative expenses	(21,820)	(17,012)	(57,740)	(50,215)
Depreciation and amortization	(7,281)	(7,546)	(20,955)	(23,033)
Loss on disposition of property, plant, and equipment	-	(6)	(5)	(6)
Interest expense	(6,190)	(5,689)	(17,294)	(16,640)
Other income, net	1	58	37	93

Income (loss) before taxes	3,973	4,157	5,236	(666)
Income tax (provision) benefit	(1,211)	(1,607)	(1,664)	1,049
Net income	$2,762	$2,550	$3,572	$383

The following table provides a reconciliation of net income (loss) to EBITDA:

	Third Quarter Fiscal 2007	Third Quarter Fiscal 2006	Fiscal 2007	Fiscal 2006
Net income	$2,762	$2,550	$3,572	$383
Income tax provision (benefit)	1,211	1,607	1,664	(1,049)
Interest expense	6,190	5,689	17,294	16,640
Depreciation and amortization	7,281	7,546	20,955	23,033
EBITDA	$17,444	$17,392	$43,485	$39,007

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 2, 2006 and March 4, 2006

(in thousands)

	December 2, 2006	March 4, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$85	$2,541
Accounts receivable, net	33,591	29,591
Inventories	58,769	45,686
Refundable income taxes	—	1,651
Deferred income taxes	1,983	3,976
Prepaid expenses and other current assets	3,743	3,165

Total current assets	98,171	86,610

PROPERTY, PLANT, AND EQUIPMENT, NET	69,464	56,206

OTHER ASSETS:
Other intangibles, net	122,286	134,844
Goodwill	196,032	186,535
Deferred loan origination fees, net	6,854	7,332
Other	1,567	898

Total other assets	326,739	329,609

Total Assets	$494,374	$472,425

CURRENT LIABILITIES:
Current installments of long-term debt	$204	$229
Trade accounts payable	14,390	11,897
Accrued interest	4,845	1,781
Accrued payroll and payroll taxes	5,725	5,015
Accrued promotions	3,164	3,259
Accrued taxes (other than income and payroll)	932	796
Other accrued liabilities	2,330	1,635

Total current liabilities	31,590	24,612

LONG-TERM DEBT, less current installments	259,659	244,765

DEFERRED INCOME TAXES	44,064	48,821

OTHER LONG-TERM LIABILITIES	7,461	6,169

Total Liabilities	342,774	324,367

SHAREHOLDER’S EQUITY:
Common stock — Class A, 100,000 shares authorized, issued And outstanding at December 2, 2006 and March 4, 2006	150,196	150,226
Retained deficit	1,404	(2,168)

Total shareholder’s equity	151,600	148,058

Total Liabilities and Shareholder’s Equity	$494,374	$472,425

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Thirty-Nine Week Periods Ended December 2, 2006 and December 3, 2005

(in thousands)

	Fiscal 2007	Fiscal 2006
	(Unaudited)
Net cash provided by operating activities	$13,064	$27,708
Net cash used in investing activities (a)	(28,038)	(4,750)
Net cash provided by (used in) financing activities	12,518	(13,675)
Net increase (decrease) in cash and cash equivalents	(2,456)	9,283
Cash and cash equivalents, beginning of the period	2,541	-
Cash and cash equivalents, end of period	$85	$9,283

(a)             Includes capital expenditures totaling $6,222 and $4,750 for Fiscal 2007 and Fiscal 2006, respectively.